EMPLOYMENT AGREEMENT



AGREEMENT entered into as of May 7, 1996, between THE PERKIN-ELMER CORPORATION (the "Company"), a New York corporation, and DR. MARK C. ROGERS ("Executive"), presently residing at 33 West Putnam Avenue, 3H, Greenwich, CT 06830. WHEREAS, the Company desires to employ Executive on the terms and conditions set forth herein; and WHEREAS, the Executive desires to render services to the Company on the terms and conditions set forth herein;
NOW, THEREFORE, the parties hereto agree as follows:
1. Scope.
(a) The Company agrees to employ Executive, and Executive agrees to serve as Senior Vice President of the Corporation and Chief Technology Officer. In such capacities, Executive shall report to the Chairman, President and Chief Executive Officer of the Company, and will have corporate-wide responsibilities for strategic planning, mergers and acquisitions, business development, technology review and oversight, as well as integrating new business initiatives into the Company.
(b) Executive shall devote his full business time, attention and best efforts to the affairs of the Company and its subsidiaries during the Term;

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provided, however, that nothing in this Agreement
shall preclude Executive from engaging, so long as, in the reasonable determination of the Board, such activities do not interfere with his duties and responsibilities hereunder, in religious, charitable and community affairs, from managing any passive investment made by him in publicly traded equity securities or other property (provided that no such investment may exceed 1% of the equity of any entity, without the prior approval of the Board) or from serving, subject to the prior approval of the Board, as a member of boards of directors or as a trustee of any other corporation, association or entity. The
Executive is encouraged to maintain significant outside contacts to include lectures, advisory boards, and consultantships in order to promote the visibility of the Company in health care as long as such activities do not interfere with the Executive's performance of his Company responsibilities.
2. Term of Employment.
(a) Executive's term of employment (the "Term") under this Agreement shall commence (the "Commencement Date") as of the date hereof, and terminate (the "Termination
Date") on the termination of Executive's employment.
Any termination of employment by Executive (other than

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for death, Permanent Disability or Good Reason) may
only be made upon 90 days prior written notice to the Company and any termination of employment by Executive for Good Reason may only be made upon 30 days prior written notice to the Company.
(b) For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, other than with the consent of Executive:
i) Any failure to continue Executive as Senior Vice
President of the Corporation and Chief Technology
Officer or any material reduction by the Company of Executive's duties or responsibilities (except in connection with the termination of Executive's employment for Cause, as a result of Permanent
Disability, as a result of Executive's death or by Executive other than for Good Reason);
ii) a reduction by the Company in Executive's Base
Salary or Target Bonus (as herein defined), other than a reduction which is part of a general salary reduction program affecting senior executives of the Company.
iii) any material breach by the Company of the provisions of this Agreement; and
iv) the Company's requiring the Executive to be based more than fifty miles from Norwalk, Connecticut


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except for required travel on the Company's
business to an extent substantially consistent with the business travel obligations of Executive hereunder.
(c) For purposes of this Agreement, "Cause" shall mean (i) willful malfeasance or willful misconduct by Executive in connection with his employment, (ii) continuing refusal by Executive to perform his duties hereunder or any lawful direction of the Board of Directors of the Company (other than due to Executive's physical or mental incapacity), after a demand for a substantial performance is delivered to the Executive by the Board which identifies the manner in which the Executive has not performed his duties, (iii) any material breach of this Agreement by Executive, (iv) the willful engaging by the Executive in conduct which is materially injurious to the Company or (v) the indictment of Executive for (A) any felony or (B) a misdemeanor involving moral turpitude. Termination of Executive for Cause shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Directors at a meeting of the Board of Directors of the Company called and held for the purpose (after 30 days prior written notice to Executive and reasonable opportunity


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for Executive to be heard before the Board prior to
such vote), finding that in the reasonable judgment of such Board, Executive was guilty of the conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof; provided, however, that with respect to clause (v) herein the Board shall determine in good faith that Executive's indictment is reasonably likely to have a material adverse effect on Executive's ability to perform his duties hereunder as the Senior Vice President of the Company.
(d) For purposes of this Agreement, "Permanent Disability" means the absence of the Executive from his duties with the Company on a full-time basis for one hundred and eighty (180) consecutive days as a result of incapacity due to physical or mental illness, such that executive would be entitled to long term disability benefits under the long term disability plan of the Company in effect at such time.
3. Compensation.
(a) The Company will pay to Executive a base salary ("Base
Salary") at the rate of $375,000 per annum for the period commencing on the beginning of Executive's term of employment hereunder and ending on the Termination
Date. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Any



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increase in Base Salary shall be in the discretion of
the Board and, as so increased, shall constitute "Base
Salary" hereunder. It is understood that the Company shall review Executive's Base Salary annually, and in light of such review may, in the discretion of the Board of Directors or its Compensation Committee, increase such Base Salary taking into account the Executive's responsibilities, compensation of other executives of the Company and its subsidiaries, increase in salaries of executives of other corporations, performance by the Executive, and other pertinent factors.
(b) During the Term, Executive shall be eligible to receive an annual bonus (a "Bonus") in respect of each Fiscal Year of the Company ("Fiscal Year") under, and subject to the terms of, the Company Contingent
Compensation Plan (the "Bonus Plan") to the extent not inconsistent with the terms hereof. Executive's target bonus (the "Target Bonus") under the Bonus Plan will be equal to 60 percent of Executive's Base Salary and will be payable in accordance with the provisions of the Bonus Plan; provided, however, that with respect to Fiscal Year 1996, Executive shall receive a Bonus of not less than $37,500.



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4. Stock Arrangements.
(a) Upon Executive's commencement of employment with the Company, Executive shall be granted 15,000 shares of restricted stock of the Company ("Restricted Stock") in accordance with terms consistent with the Company's
1993 Stock Incentive Plan for Key Employees. (Company has previously granted all available shares under such plan. Accordingly, the grant to the Executive is conditioned upon approval of the Company's shareholders of a new plan or additional authorization of shares under the Stock Plan. Until such approval, the grant of Restricted Stock will be treated as a "performance unit grant" which is consistent with the terms of Restricted Stock but may not be voted by the Executive.) The Restricted Stock will vest based on the average per share market price for 90 consecutive days of Company common stock as follows:

 Average Per Share Market Price for 90 Days   Vested Percentage

                    $59                             33%
                    $66                             33%
                    $73                             33%

(b) As of May 7, 1996, Executive's commencement of employment with the Company, the Company shall grant


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Executive an option (an "Option") to purchase at fair
market value on the date of grant 50,000 shares of common stock of the Company under the Stock Plan. The
Option shall vest with respect to 50% of the shares subject thereto on each of the first and second anniversaries of the date of grant and shall expire ten years following the date of grant. In addition to the foregoing Option grant, the Company, subject to the approval of the Board, anticipates making annual
Option grants to Executive of 25,000 shares per year, when normally granted by the Company, beginning in calendar year 1997.
(c) Unless otherwise specified in this Section 4, the terms of all Restricted Stock and Options granted to Executive hereunder, including, without limitation, terms relating to vesting and forfeiture, shall be governed by the Stock Plan.
(d) It is understood that Company policy anticipates that Executive will maintain a level of stock ownership in the Company equal to two times Executive's Base
Salary. Grants of Restricted Stock under the terms of this Agreement and shares of Company stock acquired upon exercise of an Option shall be credited towards
Executive's stock ownership.  Executive is expected to



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achieve the foregoing level of stock ownership no
later than five years after the date hereof.
(e) For purposes only of vesting of Restricted Stock and Options granted hereunder, in the event of Executive's termination of employment his termination date will be the May 7 following the date on which Executive's employment is terminated.
5. Employee Benefits.
(a) During the Term, Executive shall be entitled to participate in all employee benefit plans, programs or arrangements ("Benefit Plans") of the Company, in accordance with the terms thereof, as presently in effect or as they may be modified by the Company from time to time, which the Company makes available to senior executives of the Company.
(b) During the Term, the Executive shall be entitled to a paid annual vacation of not less than twenty (20) business days during each calendar year and to reasonable sick leave.
(c) During the Term, Executive shall receive an automobile allowance of $15,000 per year and the Company shall also reimburse Executive for the reasonable costs of financial planning and tax preparation in accordance with Company policy as in effect from time to time.
In addition, Executive shall be entitled, during the



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Term, to any other perquisites and fringe benefits not
specifically mentioned herein that are made available to senior executives of the Company, subject to the terms of this Agreement and commensurate with his position with the Company.
(d) In addition to receiving credit under the Company's qualified defined benefit plan ("Pension Plan") and the Company's non-qualified Supplemental Retirement
Plan and Contingent Compensation Plan for Key
Executives (collectively, the "Non-Qualified Plans") for Executive's service with the Company under the terms of this Agreement, the Company shall pay
Executive a special supplemental pension benefit equal to the amount which he would receive under the Pension
Plan and the Non-Qualified Plans if Executive were credited with thirteen (13) years of service under the Pension Plan and the Non-Qualified Plans.
(e) Company shall reimburse Executive for all reasonable costs incurred by Executive in connection with his relocation to Connecticut. At such time as the Executive relocates to Connecticut, Executive shall also receive $150,000 in order to assist in such relocation. If Executive decides to delay selling his residence in North Carolina, he may choose to make use of Company's Home Sale Program (which is commensurate


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with that provided other executives of Company at
Executive's level) at any time during the first three years of employment.
6. Severance; Benefits.
(a) In the event the Executive's employment is terminated by the Company for reasons other than "Cause" (and not due to death or Permanent Disability), or is terminated by the Executive due to a Good Reason, and the provisions of the Executive's Employment Agreement of even date (entitling Executive to benefits thereunder in the event of a "Change-in-Control" as defined in such agreement (hereinafter referred to as the "Change-in-Control Agreement")) are not applicable to such termination, then the Executive shall be entitled to, in addition to accrued retirement benefits, an annual severance payment at the rate of $150,000 per annum which shall be payable to the Executive until age 65. In the event that the Executive becomes eligible for said severance benefit, the Executive shall have the option to receive such benefit in an accelerated form or a lump sum based on the net present value of such severance benefit at the time of the Executive's eligibility therefor, and using a discount rate of 4% to calculate such amount.
The severance benefit under this section 6 shall be in


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lieu of severance under any other severance pay plan
of the Company.
(b) In the event the Executive's employment terminates, other than for Cause, the Executive's Company provided medical insurance coverage and life insurance coverage shall continue upon the same terms as in effect immediately prior to the Termination Date for a period of up to two (2) years following the Termination Date, and the Executive shall be deemed to be on a leave of absence for such purposes; provided, however, that in the event the Executive obtains employment during such two (2) year period and his employer provides medical and life insurance coverage comparable to that provided hereunder, then such leave of absence shall end and insurance coverage hereunder shall terminate.
7. Separability; Legal Fees.  If any provision of this
Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement;
provided, however, that the Company shall pay the costs of any reasonable legal fees incurred by Executive in good

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faith in enforcing his rights or entitlements under this
Agreement if Executive prevails in such enforcement action.
8. Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.
9. No Obligation to Mitigate Damages. Except as specifically provided in this Agreement, Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments under this Agreement be subject to offset in respect of any amounts which Executive earns or becomes entitled to from any other employer or other person after termination of his employment with the Company.


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10. Amendment.  This Agreement may only be amended by written agreement of the parties hereto.
11. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 11 are in addition to the survivorship provisions of any other section of this Agreement.
12. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.
13. Effect on Prior Agreements. This Agreement and the Change-in-Control Agreement contain the entire understanding between the parties hereto and supersede in all respects any prior or other agreement or understanding between the Company and Executive.
14. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.
15. Supersession. Notwithstanding any other provision of this Agreement, in the event of a Change in Control of the Company, as defined under the Change in Control Agreement, the provisions of this Agreement shall be superseded by the provisions of the Change in Control Agreement.



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16. Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

                                 THE PERKIN-ELMER CORPORATION


                                 By: /s/ Tony L. White
                                 Tony L. White
                                 Chairman, President and
                                 Chief Executive Officer


                                 By: /s/ Mark C. Rogers
                                 Dr. Mark C. Rogers

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